Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Timothy.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Streamlines Capital Structure by Refinancing

Existing Credit Facility and Repaying Term Loan

•	Increases Size of Asset-Based Credit Facility up to $1.3 Billion

•	Extends Facility Maturity Date to April 2025

•	Term Loan Fully Repaid with Combination of New Credit Facility and Cash on Hand

•	Expected Annual Cash Interest and Amortization Savings of Nearly $90 Million

•	Streamlined Capital Structure Preserves Strong Liquidity Position

Boca Raton, Fla., April 20, 2020 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading provider of business services and supplies, products and technology solutions, today announced that it has refinanced its existing asset-based credit facility with a new five-year agreement (“credit facility”) and retired its Term Loan Credit Agreement due 2022 (“term loan”).

“As validation of our strong financial position and balance sheet, we’ve taken actions to streamline our capital structure by repaying the term loan in full, reducing annual interest expense, and increasing and extending our committed credit facility to 2025,” said Gerry Smith, chief executive officer of Office Depot. “Combined with the $87 million in cash proceeds from the Timber note maturity in January, these actions further simplify our balance sheet and reinforce our liquidity position as we navigate the current environment created by the recent global health crisis that has unfolded in our nation,” he added.

The Company’s new $1.3 billion asset-based credit facility consists of a $1.2 billion revolving credit facility and a $100 million first-in, last-out (“FILO”) facility. This new credit facility matures in April 2025 and replaces the Company’s previous credit facility that was due to expire in May 2021.

Upon closing of the transaction, the Company borrowed a total of $400 million under the new credit facility. These proceeds, along with available cash on hand, were used to repay the remaining $388 million balance on the term loan and approximately $66 million in other debt. By eliminating the term loan in its entirety, the Company expects to save approximately $14 million in annual cash interest expense and $75 million in required annual amortization payments. The new credit facility was significantly oversubscribed with strong lender support and provides substantial financial flexibility to continue the Company’s transformation efforts.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services, products and technology solutions to small, medium and enterprise businesses, through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2018 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the company’s financial strength and liquidity position for the duration of the current global health crisis and the magnitude of expected savings as a result of refinancing the existing credit facility and repayment of the term loan. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. Risks and uncertainties that could affect the forward-looking statements set forth in this press release include, but are not limited to operational challenges in achieving the Company’s transformation efforts and executing on the company’s plans, near- and long-term impacts of the COVID-19 virus outbreak including the impact of the associated economic slowdown, and the factors generally affecting the business, operations, and financial condition of the Company, including the information contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2019, subsequent Quarterly Reports on Form 10-Q, and other reports and filings with the SEC.

2